Exhibit 10.7

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

(the “Company”)

13½% SUBORDINATED DEBENTURES DUE March 15, 2004

DEBENTURE PURCHASE AGREEMENT

Dated as of March 12, 1997

TABLE OF CONTENTS

(Not Part of Agreement)

1.	AUTHORIZATION OF ISSUE OF DEBENTURES

2.	PURCHASE AND SALE OF DEBENTURES

3.	CONDITIONS OF CLOSING

4.	PREPAYMENTS

5.	COVENANTS

6.	EVENTS OF DEFAULT

7.	REPRESENTATIONS, COVENANTS AND WARRANTIES

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

9.	SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES

10.	DEFINITIONS

11.	MISCELLANEOUS

PURCHASER SCHEDULE

EXHIBIT A — FORM OF DEBENTURE

EXHIBIT B — FORM OF OPINION OF COMPANY’S COUNSEL

TO THE PURCHASERS SET

FORTH IN SCHEDULE HERETO

Gentlemen:

The undersigned, Life Savings Bank, Federal Savings Bank (herein called the “Bank”), hereby agrees with you as follows:

1.                                       AUTHORIZATION OF ISSUE OF DEBENTURES. The Bank will authorize the issue of its

Subordinated Debentures (herein called the “Debentures”) to be issued in global form, in the aggregate principal amount of $10,000,000, to be dated the date of issue thereof, to mature March 15,2004, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 13\12% per annum, which interest shall be payable semi-annually, and to be substantially in the form of Exhibit A attached hereto (the “Global Debenture”). The term “Debentures” as used herein shall include the Global Debenture delivered pursuant to any provision of this Agreement each Debenture delivered in substitution or exchange for any such Debenture pursuant to any such provision and, to the extent the context hereof requires, each Beneficial Interest in a Global Debenture held by a Beneficial Holder thereof.

2.                                       PURCHASE AND SALE OF DEBENTURES. Subject to the terms and conditions herein set forth, the Bank hereby agrees to sell to you and you agree to purchase from the Bank the aggregate principal amount of Debentures set forth opposite your name in the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. Each purchaser identified in the Purchaser Schedule is referred to herein as a “Purchaser”.

Payment of the purchase price for and delivery of the Debentures to be purchased by the Purchasers shall be made at the offices of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia or at the option of the Bank through the systems of the Depository Trust Company or any successor entity (the “Depository”), with delivery of the Debentures to the Depository for the respective accounts of the Purchasers to be made against payment for the Debentures in same day funds, or in such other manner as shall be agreed upon by the Purchasers and the Bank, at 10:00 A.M. on          , 1997 (such time and date being referred to herein, respectively, as the “Closing Time” and the “Closing Date”).

3.                                       CONDITIONS OF CLOSING. Your obligation to purchase and pay for the Debentures to be purchased by you hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions:

3A.                              Opinion of Company’s Counsel, You shall have received from Muldoon, Murphy & Faucette, special counsel for the Bank, a favorable opinion reasonably satisfactory to you and substantially in the form of Exhibit B attached hereto.

3B.                              Representations and Warranties; No Default. The representations and warranties contained in Section 7 shall be true on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the Closing Date no Event of Default or Default; and the Bank shall have delivered to you an Officer’s Certificate, dated the Closing Date, as to both such effects.

3C.                               Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

4.                                       PREPAYMENTS.

4A.                              Company Prepayments. Except for prepayments made pursuant to Sections 4B, 5J and 6A hereof, for a period of 18 months following the Closing Date the Bank shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than upon acceleration of such final maturity pursuant to paragraph 6A), any Debentures held by any Holder; provided, that, nothing herein shall be deemed to limit the ability of the Bank, any Subsidiary or Affiliate to repurchase Debentures at any time on such terms as the Bank, any Subsidiary or Affiliate, as the case may be, and the Holder or Holders of Debentures may agree. Notwithstanding the foregoing sentence, in the event that the Bank is not then in compliance with any of the covenants contained in Sections 5(A), (B), (C) or (G), the Bank shall not, and shall not permit any of its Subsidiaries or Affiliates to, purchase any Debenture other than through a pro-rata offer to purchase such aggregate principal amount of Debentures which has been made to all Holders of Debentures. Voluntary prepayments by the Bank after the initial 18 month period may be made in accordance with the procedure described in the Debenture.

4B.                              Purchase Option. This paragraph 4B shall apply only if, pursuant to paragraph 11D of this Purchase Agreement,

the Company is substituted for the Bank as a party to this Purchase Agreement and as obligor on the Debentures.

Any Holder may require the Company to prepay the Debenture early by giving notice to the Company not more than 30 days before September 15, 1998 or if the substitution of the Company for the Bank has not occurred by that date, not more than 30 days after such substitution. If such notice is given, the Company shall prepay the principal of the Debenture with respect to which such notice is given within 90 days of September 15, 1998 or the date of the notice if it is given after that date along with interest as provided in paragraph 1 of this Purchase Agreement for the period prior to the prepayment date, provided that no premium will be payable.

5.                                       COVENANTS.

5A.                              Limitation on Funded Indebtedness and Indebtedness. The Bank will not, and will not cause or permit any Subsidiary to create, assume, guarantee, incur or in any manner become, directly or indirectly liable in respect of any indebtedness unless, after giving effect thereto, Indebtedness shall not exceed 200% of consolidated net tangible equity capital.

5B.                              Consolidated Tangible Equity Capital. The Bank will not at any time permit Consolidated Tangible Equity to be less than $9 million plus the cumulative amount equal to fifty percent (50%) of the consolidated net income (but not loss) for each fiscal quarter commencing March 31, 1997 plus the net proceeds of the Offerings.

5C.                               Restrictions as to Dividends and Certain Other Payments. So long as the Debentures are outstanding, the Bank will not, and will not permit any Subsidiary to, declare or pay any dividend or make any other distribution on its capital stock (other than on account of capital stock of a Subsidiary owned legally and beneficially by the Bank or a Subsidiary) or to its respective stockholders (other than dividends or distributions payable in its capital stock) or purchase, redeem or otherwise acquire for value (except pursuant to a bona fide pledge or employee benefit plan) any of its capital stock (other than on account of capital stock of a Subsidiary owned legally and beneficially by the Bank or a Subsidiary) (each, a “Restricted Payment”) unless: (i) immediately before, and after giving effect to such Restricted Payment, the obligation under paragraph 5B would be met; (ii) at the time of and immediately before, such declaration is made and after giving effect to, such Restricted Payment, no Default or Event of Default exists or would exist as a result of such Restricted Payment; and (iii) no Default or Event of Default shall have occurred within 365 days of the declaration of such Restricted Payment.

5D.                             Merger, Consolidation or Sale of Assets; Successor Corporations. The Bank will not merge or consolidate with, or sell al1 or substantial1y al1 of its assets to, any person, firm or corporation unless it is the successor corporation in such transaction and, immediately thereafter, it is not in default under this Agreement or, if it is not the successor corporation, the successor corporation expressly assumes the Bank’s obligations under this Agreement and immediately after such transaction, it is not in default under this Agreement. Any successor corporation shall succeed to and be substituted for the Bank as if such successor corporation had been named as the Bank in this Agreement.

5E.                              Modification of the Debentures or this Agreement. With the consent of the Beneficial Holders of not less than 51 % in principal amount of the Debentures, any term, covenant, agreement, or condition of the Debentures or this Agreement may be amended or compliance therewith may be waived, provided that no amendment or waiver shall, without the consent of the Beneficial Holders of all the Debentures affected thereby: (i) change the principal amount of any Debenture or the maturity of the principal of any Debenture or (ii) reduce the rate or extend the time of payment of interest on any Debenture or (iii) reduce the percentage of Holders of Debentures required to consent to any such amendment or waiver.

5F.                              Line of Business. So long as the Debentures are outstanding, the Bank will remain principally engaged in the financial services business.

5G.                             Capital Adequacy. The Bank shall be classified as “well capitalized” or “adequately capitalized” as defined in 12 C.F.R. Sec. 565.4 (or its equivalent as such regulation may be amended from time to time).

5H.                             FDIC Membership. The Bank shall not at any time fail to have its deposits insured by the FDIC.

5I.                                  Limitation on Incurrence of Indebtedness by Subsidiaries. Any Indebtedness incurred by any Subsidiary subsequent to the issuance of the Debentures shal1 not include any covenant which would restrict the payment of dividends to the Bank.

5J.                                Change of Control. This paragraph 5J shall apply only if, pursuant to paragraph 11D of this Purchase Agreement, the Company is substituted for the Bank as a party to this Purchase Agreement and as obligor on the Debentures.

(i)                                     The Company shall maintain liquid assets in an amount equal to interest on the aggregate outstanding Debentures for one year.

(ii)                                  Notwithstanding anything in Section 4 of the contrary, the Company shall, within 45 days following the date of the consummation of a transaction resulting in a Change of control, notify the Holders in writing of such Change of Control. To the extent that the Debentures are in the form of a Global Debenture held by the Depository for the benefit of the respective accounts of the Beneficial Holders, in accordance with the procedures of the Depository at that time, such notice shall contain all necessary provisions to provide for the Beneficial Holders to receive notification of such Change in Control through the Depository. Upon receipt of such notification, each Beneficial Holder shall have the option, through and in accordance with the procedures of the Depository, to notify the Company that such Beneficial Holder requires that the Company purchase all or a portion of such Beneficial Holder’s Beneficial Interest in the Global Debenture at a price equal to 10 I % of the principal amount of such Beneficial Interest plus accrued interest to the purchase date. The Company will purchase the Beneficial Interests in the Debentures on a date specified in the notification of Change of Control, which date will not be later than 60 days after the consummation of the transaction resulting in a Change of Control.

A “Change of Control” will be deemed to have occurred in the event that, after the date of this Agreement, either (a) any person (as defined in Rules l3d-3 and I3d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision thereto) directly or indirectly, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors or (b) any Person, directly or indirectly, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an affiliate or related person of such Group, will constitute a majority of the Board of Directors of the Company; provided however that, for purposes of this Section 5J, in the case of (a) a Change in Control shall not be deemed to have occurred, if at the time the Person becomes the beneficial owner of such aggregate voting power, the Person has outstanding securities which have received a rating from a nationally recognized statistical rating organization (as that term is defined in Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) which rating is in one of such rating organization’s generic rating categories which signifies “investment grade”.

5K.                             Financial and Business Information.

The Bank for periods for which it or a parent holding company makes periodic filings with the OTS or the Securities and Exchange Commission, in accordance with procedures of the Depository, shall deliver or cause to be delivered to each Beneficial Holder of the Debentures:

(i)                                     as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Bank (other than the last quarterly fiscal period of each such fiscal year), and in any event within 45 days thereafter: (a) a consolidated statement of financial condition of the Bank and its consolidated subsidiaries, as at the end of such quarter, and (b) consolidated statements of operations, cash flows and shareholders’ equity of the Bank and its consolidated subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case, in comparative form, the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles, but in such detail as is customarily applied to quarterly financial statements, and certified as complete and correct, subject to changes resulting from year-end adjustments, by a Senior Financial Officer, and accompanied by the certificate required by Section 5M; provided, that delivery of copies of the Bank’s Quarterly Report on Form IO-Q filed with the Securities and Exchange Commission (and any successor agency) (the “Commission”) within the time period specified above shall be deemed to satisfy the requirements of this Section 5K(i) so long as such quarterly report contains or is accompanied by the information and certificates specified in this Section 5K(i).

(ii)                                  as soon as practicable after the end of each fiscal year of the Bank, and in any event within 90 days thereafter (a) consolidated statements of financial condition of the Bank and its consolidated subsidiaries, as at the end of such year, and (b) consolidated and consolidating statements of operations, cash flows and shareholders’ equity of the Bank and its consolidated subsidiaries, for such year, setting forth in the case of each consolidated financial statement, in comparative form, the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles; and

(iii)                               promptly upon their becoming available, (a) each financial statement, report, notice or proxy statement sent by the Bank or any Subsidiary to stockholders generally, (b) each regular or periodic report (including, without limitation, each Form 10-K, Form 10-Q and Form 8-K), any registration statement which shall have become effective, and each final prospectus and all amendments thereto filed by the Bank or any Subsidiary with the Commission, and (c) each regular or periodic report (including, without limitation, each call report) filed by the Bank or any Subsidiary with the FDIC, or the OTS (and any similar agency or successor agency).

51.                               Officer’s Certificates. Each set of financial statements delivered to each Beneficial Holder of the

Debentures pursuant to Section 5K(i) or Section 5K(ii) shall be accompanied by a certificate of a Senior Financial Officer, setting forth:

(i)                                     the information (including detailed calculations) required in order to establish whether the

Bank was in compliance with the requirements of Section 5A through Section 5C, inclusive, as of the end of the period covered by the financial statements then being furnished (including with respect to each such section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such sections, and the calculation of the amount, ratio or percentage then in existence); and

(ii)                                  a statement that the signer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Bank and its consolidated subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Bank has taken or proposes to take with respect thereto.

6.  EVENTS OF DEFAULT.

6A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)                                     default in the payment of the principal of or premium, if any, on any Debenture when the same becomes due and payable at maturity, upon redemption or otherwise;

(ii)                                  default in the payment of interest on the Debentures when the same becomes due and payable and the continuance of such default for a period of 30 days;

(iii)                               failure to comply with any agreement or covenant of the Bank in, or provisions of, the Debentures or this Agreement and the continuance of such default for a period of 30 days after the date the Bank has knowledge thereof;

(iv)                              an event of default occurs under any mortgage, bond, indenture, loan agreement or other evidence of indebtedness under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than non-recourse Indebtedness) for money borrowed by the Bank or any Subsidiary thereof (or the payment of which is guaranteed by the company or any Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter; provided, however, that no such event of default shall constitute an Event of Default unless the effect of such Event of Default is to cause the acceleration of such Indebtedness prior to its stated maturity, which, together with the principal amount of any other such Indebtedness so caused to be accelerated, aggregates $2 million or more at any time;

(v)                                 a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Bank or any Subsidiary thereof which remains or remain undischarged for a period of 60 days, provided that the aggregate of all such judgments is $2 million or more at any time;

(vi)                              any representation or warranty made by the Bank in this Agreement, or made by the Bank in any written statement or certificate furnished by the Bank in connection with the issuance and sale of the Debentures or furnished by the Bank pursuant to this Agreement proves false in any material respect as of the date of the issuance or making thereof and, if susceptible of cure, is not cured within 60 days of notice thereof;

(vii)                           the entry of a decree or order by a court having jurisdiction in the premises adjudging the Bank bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Bank under the Federal Bankruptcy Code or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar officials) of the Bank or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days or the appointment of the FDIC or the OTS or any successor agency thereto as conservator or receiver for the Bank and the continuance of such conservatorship or receivership un stayed and in effect for a period of 30 consecutive days; or

(viii)                        the Bank or any material Subsidiary thereof shall institute proceedings to be adjudicated insolvent, or shall consent to the filing of an insolvency proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, appointment of a receiver or similar relief under the federal insolvency laws, or any other similar applicable law of any governmental unit, domestic or foreign, or shall consent to the appointment of a receiver, conservator, liquidator, trustee or assignee in insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or if the Bank shall voluntarily suspend transaction of its business, or if corporate action shall be taken by the Bank or any Subsidiary thereof in furtherance of any of the aforesaid purposes;

then in the cases of clauses (i), (ii), (iv), (v), (vi), (vii) and (viii) above, unless the principal of the Debentures shall have already become due and payable, Beneficial Holders of no less than 51 % in aggregate principal amount of the Debentures then outstanding may declare the principal of the Debentures to be immediately due and payable, anything in this Agreement or in the Debentures to the contrary notwithstanding, except the limitations applicable with respect to the FDIC as receiver described in the Debentures. In the case of clause (iii) above, unless the principal of the Debentures shall have already become due and payable, Beneficial holders of no less than 51 % in aggregate principal amount of the Debentures then outstanding may declare the principal of the Debentures to be due and payable, along with all accumulated interest, 10 days after the Bank has been in default under clause (iii) above. Overdue principal and overdue interest in respect of the Debentures shall bear interest at a rate of 13½% per annum, subject to applicable law. A Holder, by written notice to the Bank, may waive all defaults and rescind such acceleration and its consequences as to the Debentures held by such Debenture Holder; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent upon any subsequent default.

The Bank shall deliver to the Holders, within 15 days after it becomes aware of the occurrence thereof, written notice of any event which with the giving of notice or the lapse of time or both would become an Event of Default under (iv) or (v) above, its status and what action the Bank is taking or proposes to take with respect thereto.

In the event Holders shall have proceeded to enforce any right under this Agreement and such proceeding shall have been discontinued or abandoned or shall have been determined adversely to the Holders, then in every such case the Bank and the Holders shall be restored, respectively, to their former positions under the Debentures and this Agreement, and all other rights, remedies and powers of the Bank and the Holders, respectively, under the Debentures and this Agreement shall continue as though no such proceedings had been undertaken.

6B.                              Other Remedies. If any Event of Default or Default shall occur and be continuing, a Holder of any Debenture may proceed to protect and enforce its rights under this Agreement and such Debenture by exercising such remedies as are available to such Holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the Holder of any Debenture is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

7.                                     REPRESENTATIONS, COVENANTS AND WARRANTIES. The Bank represents, covenants and warrants:

7A.                               Organization. The Bank has been duly organized and is validly existing as a federal savings bank under the laws of the United States, each material Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated. and the Bank and each material Subsidiary has the corporate power to own its respective property and to carry on its respective business as now being conducted.

7B.                              Financial Statements. The audited consolidated financial statements of the Bank and its subsidiaries and other financial information included in the Private Placement Memorandum, dated March 12, 1997 (the “Private Placement Memorandum”) present fairly the consolidated financial position of the Bank and its Subsidiaries as of and at the dates indicated and the consolidated results of their operations for the periods specified therein and said consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent in all material respects during the periods involved and the independent certified public accountants who certified the audited financial statements included in the Private Placement Memorandum are independent public accountants as required by the Securities Act and the rules and regulations thereunder.

7C                                  Material Adverse Change. At the Closing Time, there shall not have been, since the latest date as of which financial or statistical information is presented in the Private Placement Memorandum, any change in the business operations, profits, financial condition or Properties of the Bank or its Subsidiaries except changes that in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

7 D.                           Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Bank, threatened against the Bank or any of its Subsidiaries, or any properties or rights of the Bank or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which has not been previously disclosed to the Purchasers and which would be reasonably likely to have a Material Adverse Effect.

7E.                              Outstanding Debt. Neither the Bank nor any of its Subsidiaries has outstanding any debt with a term in excess of one year except as disclosed in the Private Placement Memorandum. There exists no default under the provisions of any instrument evidencing such debt or of any agreement relating thereto.

7F.                              Title to Properties. The Bank has and each of its Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, subject to no Lien of any kind, except for Liens for taxes not yet due and payable and any other Liens, encumbrances or defects in title which are not material to the Bank and its Subsidiaries, taken as a whole. All leases necessary in any material respect for the conduct of the respective businesses of the Bank and its Subsidiaries are valid and subsisting and are in full force and effect.

7G.                             Taxes. The Bank has and each of its Subsidiaries has filed all Federal, State and other income tax returns which, to the best knowledge of the officers of the Bank, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received but it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

7H.                             Environmental Compliance.

(i)                                     After reasonable inquiry, to the best of the Bank’s knowledge, neither the Bank nor any Subsidiary is in violation of any applicable Environmental Protection Law except for such violations that, in the aggregate for all such violations, would not be reasonably likely to have a Material Adverse Effect.

(ii)                                  After reasonable inquiry, to the best of the Bank’s knowledge, neither the Bank nor any Subsidiary is subject to any liability under any Environmental Protection Law that, in the aggregate for all such liabilities, would be reasonably likely to have a Material Adverse Effect.

71.                                 Conflicting Agreements and Other Matters. Neither the Bank nor any of its Subsidiaries is a party to any contract or agreement which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement or the Debentures, nor the offering, issuance and sale of the Debentures, nor fulfillment of nor compliance with the terms and provisions hereof and of the Debentures will conflict with, or result in a material breach of the terms, conditions or provisions of the charter or by-laws of the Bank or any of its Subsidiaries, or constitute a material default under, or result in any material violation of, or result in the creation of any material Lien upon, any of the material properties or assets of the Bank or any of its Subsidiaries pursuant to any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Bank or any of its Subsidiaries is subject. Neither the Bank nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Bank or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, debt of the Bank of the type to be evidenced by the Debentures.

71.                                 Offering of Debentures. Neither the Bank nor, to the Bank’s knowledge, any agent acting on its behalf, has taken or will take any action which would subject the issuance or sale of the Debentures to the provisions of section 5 of the Securities Act, or to the provisions of any securities or blue sky law of any applicable jurisdiction.

7K.                             Governmental Consent. Neither the nature of the Bank or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Bank or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Debentures is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body which have not already been obtained as of the date of this Agreement (other than routine filings after the date of closing with the Securities and Exchange Commission and/or any state securities commissions) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Debentures or fulfillment of or compliance with the terms and provisions hereof or of the Debentures.

7L.                                Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to you by the Bank or on behalf of the Bank with the Bank’s approval in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

7M.                            Debentures Not Listed or Quoted. The Debentures will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system.

7N.                             No General Solicitation. None of the Bank, its affiliates (as defined in Rule 501(b) under the Securities Act) or any person (other than the Purchasers, as to whom the Bank makes no representation) acting on its behalf has engaged, in connection with the offering of the Debentures, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

7O.                              No Sales or Offers of Similar Securities. The Bank has not, directly or indirectly, sold or offered to sell the Debentures or any securities having terms substantially similar to the Debentures in anyone or more public or private offerings during the last twelve months or otherwise approached or negotiated with any potential purchaser for the purchase of any such securities during such twelve-month period.

8.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

8A.                             Each Purchaser hereby represents and warrants to, and agrees with, the Bank that it (i) is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and or an “accredited investor” within the meaning of Regulation D under the Securities Act; (ii) has not and will not solicit offers for, or offer or sell, Debentures by means of any general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D under the Securities Act; (iii) will otherwise act in accordance with the terms and conditions set forth in this Agreement, including Section 9 hereof, in connection with the placement of the Debentures contemplated hereby; (iv) has received and read the Bank’s Private Placement Memorandum dated March 12, 1997 (the “Memorandum”); (v) has had the opportunity to ask questions and receive answers concerning the Bank, the terms and conditions of the offering contemplated by the Memorandum, this Agreement, the Debentures, and the terms and conditions thereof and to obtain any additional information which the Bank possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information contained in the Memorandum or to evaluate the business and financial risk of investing in the Debentures; (vi) relied only on, in purchasing the Debentures, information delivered or made available by the Bank, Friedman, Billings, Ramsey and Co., Inc. and its Affiliates; (vii) is acquiring the Debentures for its own account or an account with respect to which it exercises sole investment discretion and that it or such account has assets of at least $20 million and is an “Accredited Investor” as defined in Regulation D under the Securities Act or “qualified institutional buyer”, as defined in Rule 144A (a “QIB”), acquiring the Debentures for investment purposes and not with a view to offer for sale in connection with any distribution of the Debentures; (viii) understands and agrees that such Debentures are being offered only in a transaction not involving any public offering and will constitute “restricted securities” within the meaning of the Securities Act and the rules thereunder, and that: (A) such Debentures may be resold, pledged or transferred only (1) to the Bank, (2) so long as such Debentures are eligible for resale pursuant to rule 144A, to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (3) to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB pursuant to another available exemption from the registration requirements under the Securities Act, or (4) to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States; (B) the purchaser will, and each subsequent holder is required to, notify any purchaser of Debentures from such holder of the resale restrictions referred to in (A) above if then applicable; (C) with respect to any transfer of Debentures pursuant to clause A above, the Bank will require written confirmation from the transferee (or a U.S. registered broker/dealer on the transferee’s behalf) that the transfer is being made in compliance with the applicable restrictions on transfer and the requirements of the exemption from registration relied upon by the transferor (which exemption shall be specified in the confirmation), together with, in the case of a transfer under clause (3) above, such certificates, legal opinions, or other information as the Bank may reasonably require to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act; and (ix) understands that the notification requirements referred to in (viii) above will be satisfied (except with respect to sales to QIBs holding through DTC) by virtue of the fact that the legends on the Form of Debenture attached hereto as Exhibit A will be placed on the Debentures unless otherwise agreed by the Bank.

9.  SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES.

Each of the Purchasers and the Bank hereby establish and agree to observe the following procedures in connection with the offer and sale by the Purchasers of the Debentures.

9A.                              Offers and Sales Only to Qualified Institutional Buyers. Offers and sales of the Debentures will be made by the Purchasers only (i) to the Bank, (ii) so long as such Debentures are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB pursuant to another available exemption from the registration requirements under the Securities Act, or (iv) to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

9B.                              No General Solicitation. If a Purchaser elects to resell any Debentures, such Debentures will be offered by the Purchaser only by approaching prospective purchasers on an individual basis. No general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act) will be used in connection with offering any of the Debentures for resale.

9C.                               Purchasers by Non-Bank Fiduciaries. In the case of a non-bank purchaser of a Debenture acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to Section 9A, each third party shall, in the judgment of the applicable Purchaser, be a QIB.

9D.                              Minimum Principal Amount. No sale of the Debentures to anyone purchaser will be for less than U.S. $100,000 principal amount and no Debenture will be issued in a smaller principal amount. If the purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $100,000 principal amount of the Debentures.

9E.                              Restrictions on Transfer. The transfer restrictions and the other provisions set forth in the Debentures shall apply to the Debentures except as otherwise agreed by the Bank and the Purchasers. Following the sale of the Debentures by the Purchasers to subsequent purchasers pursuant to the terms hereof, no Purchaser shall be liable or responsible to the Bank for any losses, damages or liabilities suffered or incurred by the Bank, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Debenture by such subsequent purchaser. So long as the Debentures qualify for inclusion in the depository system operated by the Depository, the Debentures will be in global form held by the Depository as securities custodian. Accordingly, transfers of Beneficial Interests in the Debentures will be made in accordance with the procedures for such transfers specified by the Depository. The Global Debenture may not be transferred except

(i)                                     by the Depository to a nominee of the Depository;

(ii)                                  by a nominee of the Depository to the Depository or another nominee of the Depository; or

(iii)                                by the Depository or any such nominee to a successor Depository or nominee of a successor Depository.

9F.                               Company to Provide Certain Information. The Bank will make available, upon request, to any seller of the Debentures the information specified in Rule 144A(d)(l) under the Securities Act.

10.                                 DEFINITIONS. For the purpose of this Agreement the following terms shall have the meanings specified with respect thereto below:

“Affiliate” means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Bank, (ii) which beneficially owns or holds 5% or more of any class of the voting stock of the Bank or (iii) which beneficially owns or holds 5% or more of the voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of the Bank or a Subsidiary thereof. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

‘.’Beneficial. Holder” shall mean, from time to time, any Person which holds at such time a Beneficial Interest, provided that if such Person is a participant or member of the Depository who is acting as agent for another Person, then that other Person shall be the “Beneficial Holder” for purposes hereof.

“Beneficial Interest” shall mean, from time to time, a beneficial ownership interest in the Global Debenture, as reflected by the Securities Position List of the Depository for the Global Debenture for such time.

“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banks in California are required by law (other than a general banking moratorium or holiday for a period exceeding four consecutive days) to be closed.

“Capitalized Lease” shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Bank or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Company” shall mean Life Financial Corp., a company organized to be the Bank’s parent holding company.

“Consolidated Net Worth” shall mean Stockholders’ Equity plus General Valuation Allowance for Loan Losses.

“Consolidated Tangible Equity Capital”, shall mean Consolidated Net Worth minus Goodwill.

“Environmental Protection Law” shall mean any law, statute or regulation enacted by any jurisdiction in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

“Event of Default” shall mean any of the events specified in Section 6A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“FDIC” shall mean the Federal Deposit Insurance Corporation and any Person succeeding to the functions thereof..

“Funded Indebtedness” shall mean all indebtedness that matures more than one year from the date of creation thereof, or that is extendible or renewable at the option of any party thereto to a date more than one year from the date of creation thereof (whether or not renewed or extended).

“Goodwill” shall mean unidentified intangibles which have been created in connection with an acquisition transaction.

“Holder” shall mean, at any time, the registered holder of a Debenture.

“Indebtedness” shall mean all indebtedness, liabilities and other obligations, direct or contingent (other than deferred income taxes and other credits, outside minority interests and items of Stockholders’ Equity) which would, in accordance with generally accepted accounting principles, be classified upon the consolidated balance sheet of the Bank as liabilities, but in any event including without limitation:

(1)                                  all guarantees, other than guarantees on secured indebtedness;

(2)                                  all indebtedness, liabilities and other obligations arising under any conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; provided, however, that the terms “Funded Indebtedness” and “Indebtedness” shall not include any obligation of the Bank or of any Subsidiary incurred in the ordinary course of its business, with respect to:

(a)                                  any deposits with it or funds collected by it;

(b)                                 any banker’s acceptance or letter of credit issued by it;

(c)                                  any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange issued, accepted or endorsed by it;

(d)                                 any discount with, borrowing from, or other obligation to any Federal Reserve Bank, the FDIC or any Federal Home Loan Bank (or successor organization) which discount or borrowing is in the ordinary course of its banking business and not incurred in connection with any unusual or extraordinary “rescue loan” by such Federal Reserve Bank, the FDIC or the Federal Home Loan Bank (or successor organization) to the Bank in connection with a business to be acquired by the Bank or any Subsidiary;

(e)                                  any agreement, made by it in the ordinary course of its banking business, to purchase or repurchase securities, loans or federal funds, or to participate in any such purchase or repurchase;

(f)                                    any transaction made by it in the ordinary course of its banking business in the nature of any extension of credit, whether in the form of a commitment, guarantee or otherwise, undertaken by it for the account of a third party with the application by it of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party;

(g)                                 any transaction in which it acts solely in a fiduciary or agency capacity;

(h)                                 other obligations incurred by it in the ordinary course of its banking, mortgage banking or trust business to its customers solely in their capacities as such;

(i)                                     any other liability or obligation of any Subsidiary incurred in the ordinary course of its banking business not involving any obligation for borrowed money;

(j)                                     Capitalized Leases;

(k)                                  any borrowing under mortgage warehousing lines of credit, including, without limitation, commercial paper and medium term note programs for the purpose of funding or carrying mortgage loans;

(l)                                     any borrowings under any revolving line of credit with a maturity date of less than one year up to an aggregate amount at any time outstanding equal to 30% of Consolidated Net Worth;

(m)                               drafts outstanding or official bank checks outstanding used to fund mortgage loan volume;

(n)                                 indebtedness ranking junior to the Debentures in right of payment or on liquidation;

provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include the guaranty by the Bank of any secured Indebtedness of any Subsidiary which is permitted to be incurred pursuant to subsection 2(d) of this definition of Indebtedness.

“IRC” shall mean the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property (for purposes of this definition, the “Owner”), whether such interest is based on the common law, statute or contract, and includes but is not limited to

(a)                                  the security interest arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code’ of any jurisdiction, or an agreement to give any of the foregoing,

(b)                                 reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property,

(c)                                  stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements affecting the Owner’s rights in stock owned by the Owner, and

(d)                                 any interest in any Property held by the Owner evidenced by a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to such Property has been retained by or vested in some other Person for security purposes.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business operations, profits, financial condition or Properties of the Bank and the Subsidiaries, taken as a whole, (ii) the ability of the Bank to perform its obligations set forth herein and in the Debentures, or (iii) the validity or enforceability of this Agreement or the Debentures.

“Offerings” shall mean the exchange of each share of common stock of the Bank for three shares of the Company’s common stock and the offering and selling to the public of 2,500,000 additional shares of common stock at a proposed offering price of $7.00 to $9.00 per share.

“OTS” shall mean the federal Office of Thrift Supervision and any Person succeeding to the functions thereof.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Private Placement Memorandum” shall mean the offering document pursuant to which the Debentures are being offered.

“Properties” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Securities Position List” shall mean the securities position list of the Depository listing the Persons that have a Beneficial Interest in the Global Debenture and the amount of such Beneficial Interest.

“Senior Financial Officer” shall mean anyone of the chief financial officer and the principal accounting officer of the Bank.

“Stockholders’ Equity”, “General Valuation Allowance for Loan Losses”, “Consolidated Assets”, “Net Income” and “Consolidated Net Loss” shall be defined according to generally accepted accounting principles applicable to the Bank and in effect on the date the Debentures are issued.

“Subsidiary” shall mean: any entity (i) that is organized under the laws of the United States of America or any state thereof or the District of Columbia and (ii) of which at least 50% (by number of votes) of the voting stock of such entity and all outstanding shares of preferred stock, all outstanding securities convertible into or exchangeable for shares of capital stock and all outstanding warrants, rights or options to purchase shares of capital stock of such entity are owned directly by the Bank or by another Subsidiary.

11.  MISCELLANEOUS

11A.                      Paying Agent. The Bank shall appoint a Person with an office or agency located in the continental United States (the “Paying Agent”) where Debentures may be presented for payment. The Bank appoints, as of the Closing Date, Chemical Trust Company of California, as Paying Agent, with an office at 101 California Street, Suite 2725, San Francisco, CA 9411 I, and may thereafter appoint successor Paying Agents or co-Paying Agents, from time to time, all of which will for purposes hereof be deemed to be Paying Agents. The Bank shall enter into appropriate written agreements with each Paying Agent (other than the Bank) reflecting the relevant terms of the relationship with each Paying Agent. All fees and expenses of the Paying Agent shall be paid by the Bank.

On or before 9:00 a.m. (local time of the Paying Agent) on each due date of principal or interest on any Debenture and each due date, if any, of any other amount payable in respect of the Debentures, the Bank shall deposit by federal funds wire transfer in immediately available funds (or its equivalent) with the Paying Agent, a sum sufficient to pay the amounts then due. The Bank shall require each Paying Agent (other than the Bank) to agree in writing that the Paying Agent will hold in trust for the ratable benefit of the Holders all moneys held by the Paying Agent for the payment of principal or interest (and any other amount that may be due) on the Debentures. So long as the Bank acts as Paying Agent, it shall segregate and hold as a separate trust fund all amounts held by it as Paying Agent. The Paying Agent shall promptly notify each of the Holders of any failure by the Bank to deposit any moneys at the times and dates, and in the amounts, required hereby.

11B.                        Debenture Payments.

(i)                                     Manner of Payment. The Bank shall pay, or cause the Paying Agent to pay, all amounts payable to the Purchasers in accordance with their instructions or with respect to the Global Debenture in accordance with the instructions of the Depository. In the absence of written directions, all amounts payable with respect to any Debenture shall be paid by check mailed and addressed to the Holder of the Debenture at the address shown in the records of Holders maintained by the Bank or the Paying Agent, as the case may be.

(ii) Payments Due on Holidays. If any payment due on, or with respect to, any Debenture shall fall due on a day other than a Business Day, then such payment shall be made, in the same amount without adjustment, on the first Business Day following the day on which such payment shall have so fallen due, with the same force and effect as if made on the day the payment became due, and, if so paid, no interest shall accrue for the period after such payment date.

11C.                      Survival of Representations and Warranties: Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Bank in connection herewith shall survive the execution and delivery of this Agreement and the Debentures, the transfer by you of any Debenture or portion thereof or interest therein and the payment of any Debenture, and may be relied upon by any subsequent purchaser, regardless of any investigation made at any time by or on behalf of you or any subsequent purchaser. Subject to the preceding sentence, this Agreement and the Debentures embody the entire agreement and understanding between you and the Bank and supersede all prior agreements and understandings relating to the subject matter hereof.

11D.                     Exchange of Debentures for Debentures of Holding Company. At any time prior to maturity of the Debentures as defined therein the Bank may substitute in its place as obligor on the Debentures and as a party to this Purchase Agreement a holding company (“Holding Company”) that owns substantially all of the issued and outstanding common stock of the Bank, as follows:

(i)                                     No less than ten days prior to such substitution, the Bank shall provide notice to you in accordance with Section IIF hereof that it intends to substitute the Holding Company for the Bank and the date of such substitut’f64 (“Substitution Date”). The notice shall (i) include the name and address of the Holding Company_ (ii) be executed by the Chief Executive Officers of the Bank and the Holding Company, (iii) affirm on behalf of the Holding Company the provisions of paragraph 7 of this Purchase Agreement and (iv) enclose an opinion of the Holding Company’s counsel with respect to the Holding Company substantially in the Form of Exhibit B attached hereto.

(ii)                                  On the Substitution Date without further action the Holding Company shall become the issuer of the Debentures and a party to the Purchase Agreement in place of the Bank. All obligations of and references to the Bank in and with respect to the Debentures and this Purchase Agreement shall become obligations of and references to the Holding Company, provided that the last reference to Bank in paragraph 6A(vii) shall continue to be a reference to the Bank.

11E.                      Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Beneficial Holder) whether so expressed or not.

11F.                      Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to you, addressed to you at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as you shall have specified to the Bank in writing, (ii) if to any other Holder of any Debenture, addressed to such other Holders at such address as such other Holders shall have specified to the Bank in writing or, if any such other Holders shall not have so specified an address to the Bank, then addressed to such other Holder in care of the last Holder of such Debenture which shall have so specified an address to the Bank, and (iii) if to the Bank, addressed to it at Life

Savings Bank, Federal Savings Bank, 4110 Tigris Way, Riverside, California 92503, Attention: Daniel L. Perl, Chief Executive Officer or at such other address as the Bank shall have specified to the Holder of each Debenture in writing.

11G.                      Descriptive Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11H.                      Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Delaware.

11I.                          Counterparts. This Agreement may be executed simultaneously in two or more’ counterparts, each of which shall be deemed an original.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Bank, whereupon this letter shall become a binding agreement between you and the Bank.

Very truly yours,

By:
Title

Accepted:

EXHIBIT A

[FORM OF DEBENTIJRE]

THIS DEBENTIJRE IS A GLOBAL DEBENTIJRE WITHIN THE MEANING OF THE DEBENTIJRE PURCHASE AGREEMENT HEREIN AFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE THEREOF. THIS GLOBAL DEBENTIJRE MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A DEBENTIJRE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, AND MAY NOT BE TRANSFERRED, IN WHOLE OR IN PART, EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DEBENTIJRE PURCHASE AGREEMENT. UNLESS THIS DEBENTIJRE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO LIFE SAVINGS BANK, FEDERAL SAVINGS BANK (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER., EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS DEBENTURE IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OR DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS DEBENTURE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT AND IT IS NOT INSURED BY THE UNITED STATES, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY OR FUND OF THE UNITED STATES.

ABSENT PRIOR WRITTEN APPROVAL BY THE OFFICE OF THRIFT SUPERVISION, THIS SECURITY IS NOT ELIGIBLE FOR PURCHASE BY ANY SAVINGS ASSOCIATION OR A CORPORATE AFFILIATE THEREOF, EXCEPT THAT THIS SECURITY MAY BE PURCHASED BY A CORPORATE AFFILIATE OF THE ISSUER OR BY ANY DIVERSIFIED SAVINGS AND LOAN HOLDING COMPANY AND ANY NON-SAVINGS ASSOCIATION SUBSIDIARY THEREOF.

THIS DEBENTURE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). (A) THE HOLDER HEREOF, BY PURCHASING THIS DEBENTURE ACKNOWLEDGES THAT THE DEBENTURES CONSTITIJTE “RESTRICTED SECURITIES” AND AGREES FOR THE BENEFIT OF THE BANK THAT THIS DEBENTURE MAYBE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO THE BANK, (2) SO LONG AS SUCH DEBENTURES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHOM THE SELLER REASONABL Y BELIEVES IS A “QUALIFIED INSTITIJTIONAL BUYER”, AS DEFINED IN RULE 144A (A “QIB”), THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURSUANT TO ANOTHER A V AILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (4) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES; (B) THE PURCHA”SER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF DEBENTURES FROM SUCH HOLDER OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE IF THEN RESTRICTIONS ON TRANSFER AND THE REQUIREMENTS OF THE EXEMPTION FROM REGISTRATION RELIED UPON BY THE TRANSFEROR (WHICH EXEMPTION SHALL BE SPECIFIED IN THE CONFIRMATION), TOGETHER WITH, IN THE CASE OF A TRANSFER UNDER CLAUSE (3) ABOVE, SUCH CERTIFICATES, LEGAL OPINIONS, OR OTHER INFORMATION AS THE BANK MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REG ISTRA TION REQUIREMENTS OF THE SECURITIES ACT. BY PURCHASING THIS DEBENTURE THE HOLDER HEREOF AGREES AND REPRESENTS FOR THE BENEFIT OF THE BANK THAT THE HOLDER WILL NOTIFY ANY PURCHASER OF THIS DEBENTURE FROM THE HOLDER OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

13’li% SUBORDINATED DEBENTURE DUE March 15,2004

$10,000,000

CUSIP NUMBER: N/A

FOR VALUE RECEIVED, the undersigned, LIFE SAVINGS BANK, FEDERAL SAVINGS BANK (herein called the “Bank”), a federally chartered savings bank hereby promises to pay to Cede & Co., as nominee for the Depository Trust Company, or registered assigns the principal sum of                                                  on March 15, 2004 (“Maturity”) (unless earlier paid upon acceleration), with interest (computed on the basis of a 360-day year comprised of 12 30 day months) on the unpaid balance thereof at the rate of 13Y2% per annum from the date hereof, payable semiannually on the 15th day of March and September in each year (each, an “Interest Payment Date”), commencing with the September IS next succeeding the date hereof, until the principal hereof shall have become due and payable.

In any case where the applicable Interest Payment Date or Maturity with respect hereto, as the case may be, does not fall on a Business Day, payment of principal or interest otherwise payable on such day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity and no interest shall accrue with respect to such payment for the period from and after the Interest Payment Date or such Maturity, as the case may be, to the date of payment.

This Global Debenture is issued pursuant to a Debenture Purchase Agreement, dated as of March 12, 1997 (the “Debenture Purchase Agreement”) between the Bank and the respective original purchasers of the Debentures named in the Purchasers Schedule attached thereto and is entitled to the benefits thereof. All provisions, including without limitation paragraphs 4,5,6,9, 1 1 (a) and I 1 (d), of the Debenture Purchase Agreement and obligations of the Bank thereunder are incorporated herein by this reference. To the extent not defined in this Debenture, all capitalized terms shall have the meaning set forth in the Debenture Purchase Agreement.

The Debentures (including all of the obligations of the Bank hereunder) are direct, unconditional obligations of the Bank and rank without preference or priority among themselves and at least pari passu with all other existing and future unsecured and subordinated indebtedness of the Bank. The Debentures are subordinated on liquidation, as to principal, interest, and premium, if any, to all claims (including post-default interest) against the Bank having the same priority as savings account holders or any higher priority, are unsecured by the assets of the Bank, or any of its affiliates, and are not eligible as collateral for any loan by the Bank.

The Debentures will not be subject to any sinking fund and will not be redeemable or “repayable prior to September 15, 1998. Thereafter, upon notification of redemption by the Bank, the Debenture to be redeemed shall be surrendered for payment within 30 days of such notification and such Debenture shall continue to earn interest through the date of such surrender but not after the expiration of such 30 day period.

Payments of principal, premium, if any, and interest are to be made in lawful money of the United States of America in the manner provided for in the Debenture Purchase Agreement.

No voluntary prepayment of principal shall be made and no payment of principal shall be accelerated without the approval of the OTS if the Bank is failing to meet its regulatory capital requirements under Part 567 of the OTS regulations or if after giving effect to such payment the Bank would fail to meet such regulatory requirements.

In case an Event of Default, as defined in the Debenture Purchase Agreement, shall occur and be continuing, the principal of this Debenture may be declared or otherwise become due and payable in the manner and with the effect provided in the Debenture Purchase Agreement.

The Debenture Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of Holders of the Debentures to be affected thereby by the Bank with the consent of the Bank and the Beneficial Holders of 51 % of the aggregate principal amount of Debentures at the time outstanding. The Debenture Purchase Agreement also contains provisions permitting the Beneficial Holders of 51 % in principal amount of the outstanding Debentures to waive compliance by the Bank with certain provisions of the Debenture Purchase Agreement. Any such consent or waiver by or on behalf of the Holder of this Debenture shall be conclusive and binding upon Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.

Neither the Bank nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

No provision of this Debenture or of the Debenture Purchase Agreement shall alter or impair the obligations of the Bank, which are absolute and unconditional, to pay the principal of and interest on this Debenture at the time, place, and rate herein prescribed, provided, that at any time prior to maturity of the Debentures the Bank may in accordance with Section 11 D of the Purchase Agreement substitute in its place as obligor on the Debentures and as a party to the Purchase Agreement a holding company that owns substantially all of the issued and outstanding common stock of the Bank.

No recourse shall be had for the payment of the principal of or interest on this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, stockholder, officer or director, as such, past, present, or future, of the Bank or of any successor at law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Under 12 U.S.C. 1828(b) the Bank shall not pay interest on its capital notes or debentures (if such interest is required to be paid only out of profits) or distribute any of its capital assets while it remains in default in the payment of any assessment due the Federal Deposit Insurance Corporation.

Notwithstanding anything to the contrary in this certificate (or in any related document); (A) if the FDIC shall be appointed receiver for the issuer of this certificate (the “issuer”), and in its capacity as such shall cause the issuer to merge with or into another financial institution, or in such capacity shall sell or otherwise convey part or all of the assets of the issuer to another financial institution or shall arrange for the assumption ‘of less than all of the liabilities of the issuer by one or more other financial institutions, the FDIC shall not have any obligation, either in its capacity as receiver or in its corporate capacity, to contract for or to otherwise arrange for the assumption of the obligation represented by this certificate in whole or in part by any financial institution or institutions which results from any such merger or which has purchased or otherwise acquired from the FDIC as receiver for the issuer, any of the assets of the issuer, or which, pursuant to any arrangement with the FDIC, has assumed less than all of the liabilities of the issuer. To the extent that obligations represented by this certificate have not been assumed in full by a financial institution with or into which the issuer may have been merged, as described in this subparagraph (A), and/or by one or more financial institutions which have succeeded to all or a portion of the assets of the issuer, or which have assumed a portion but not all of the liabilities of the issuer as a result of one or more transactions entered into by the FDIC as receiver for the issuer, then the holder of this certificate shall be entitled to payments on this obligation in accordance with the procedures and priorities set forth in any applicable receivership regulations or in orders of the FDIC relating to such receivership. (B) In the event that the obligation represented by this certificate is assumed in full by another financial institution, which shall succeed by merger or otherwise to substantially all of the assets and the business of the issuer, or which shall be arrangement with the FDIC assume all or portion of the liabilities of the issuer, and payment or provision for payment shall have been made in respect of all matured installments of interest upon the certificates together with all matured installments of principal on such certificates which shall have become due otherwise than by acceleration, then any default caused by the appointment of a receiver for the issuer shall be deemed to have been cured, and any declaration consequent upon such default declaring the principal and interest on the certificate to be immediately due and payable shall be deemed to have been rescinded. (C) This security is not eligible to be purchased or held by any savings association or corporate affiliate thereof except that this security may be purchased or held by a corporate affiliate of the issuer or by a diversified savings and loan holding company and its non-savings association subsidiaries. The issuer of this security may not recognize on its transfer books any transfer made to a savings association or any corporate affiliate thereof (except as provided in the preceding sentence) and will not be obligated to make any payments of principal or interest on this security if the owner of this security is a savings association or any corporate affiliate thereof (except as provided in the preceding sentence).

This Debenture shall be construed and enforced in accordance with the law of the State of Delaware.

By:

President and Chief Executive Officer

March 12, 1997

Address

Dear Sirs:

We have acted as counsel for Life Savings Bank, Federal Savings Bank (the “Company”) in connection with the Agreement, dated as of                                between the Company and each of you (the “Debenture Purchase Agreement”), pursuant to which the Company has issued to you today Subordinated Debentures of the Company due March 15, 2004 in the aggregate principal amount of $10,000,000. All terms used herein that are defined in the Debenture Purchase Agreement and not otherwise defined herein have the respective meanings specified in the Debenture Purchase Agreement.

In this connection, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

In the course of our examinations and investigations, we assumed without independent investigation the genuineness of all signatures, the authenticity of all items submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. the due authorization of all documents by all parties other than the Company, the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each such other party, and that all agreements of such other parties are legal, valid and binding with respect to such other parties.

Based on the foregoing it is our opinion that:

1.                                       The Company is a federal savings bank validly existing and in good standing under the laws of the United States. Each material Subsidiary is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company and its material subsidiaries have the corporate power to carry on their respective businesses as now being conducted.

2.                                       The Debentures have been duly authorized by the Company and when delivered and paid for by the Purchasers in accordance with terms of the Debenture Purchase Agreement, the Debentures will constitute the legal, valid and binding obligations of the Company.

3.                                       To the best of our knowledge, there are no pending legal or governmental proceedings that are material to the operations of the Company and its Subsidiaries, taken as a whole, which are not described or referred to in the Private Placement Memorandum.

4.                                       No consent, approval, authorization, order, decree, registration or qualification of or filing with any court or governmental authority or agency is necessary or required for the performance by the Company of is obligations under the Debenture Purchase Agreement, except such as may be required by securities or Blue Sky laws as to which we render no opinion.

5.                                       To the best of our knowledge, the execution, delivery and performance by the Company of the Debenture Purchase Agreement and the consummation of the transactions contemplated therein will not in any material respect conflict with or constitute a breach of any applicable law or any rule, administrative regulation, judgment or order of any governmental agency or body or any administrative or court decree thereof or any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company is a party or by which it may be bound,

Our opinions expressed above are subject to the following qualifications:

A.                                   The opinions are limited in all respects to matters governed by the laws of the State of Delaware and by the Federal laws of the United States of America.

B.                                     With respect to opinions made to the “best of our knowledge” or any phrase having equivalent wording, we are referring solely to the conscious awareness of facts or other information, without independent investigation, by attorneys in our firm who had actual substantive involvement in the transactions relating to the issuance of the Debentures and the preparation of the Debenture Purchase Agreement and related documents.

C.                                     The opinions are qualified to the extent that the legal, valid and binding status of the Debentures and of any provisions in the Debenture Purchase Agreement may be subject to and affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally or the rights of creditors of holding companies of depositary institutions the accounts of which are insured by the FDIC, and we have assumed that (i) if any Beneficial Holder or other holder of Debentures (a “Holder”) is a foreign corporation which has not qualified to transact intrastate business in the State of California, at all relevant times such Holder is not delinquent in the payment of any California franchise or income taxes, or any interest thereon, required of corporations transacting such business in the State of California, and has not failed to file any related California tax return and (ii) if any Holder is a California corporation or a foreign corporation which has qualified to transact interstate business in the State of California, its right to transact such business in the State of California is not at any relevant time suspended or terminated by reason of its failure to pay any such taxes, interest, or any penalty imposed by the California Franchise Tax Board, or to file such a return.

D.                                    The opinions are subject to the application of general principles of equity (whether enforceability is considered in a proceeding in equity or at law) including, without limitation, the right to specific performance, and, thus a court might not enforce certain covenants or allow acceleration of the due date of the Debentures if it concludes that such enforcement or acceleration would be unreasonable or not undertaken in good faith under the then-existing circumstances.

The opinions expressed above are given as of the date hereof. We assume no duty to communicate with you with respect to any matter which comes to our attention hereafter. This opinion is solely for your benefit, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Very truly yours,

Muldoon, Murphy & Faucette